                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             JDN REALTY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             JDN REALTY CORPORATION

                           3340 PEACHTREE ROAD, N.E.
                                   SUITE 1530
                             ATLANTA, GEORGIA 30326

                                                                  March 31, 1997

TO THE SHAREHOLDERS OF
JDN REALTY CORPORATION:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of JDN Realty Corporation, to be held on Thursday, May 22, 1997, at 9:00 a.m. (Nashville Time) at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, 20th Floor, Nashville, Tennessee 37219.

     Please read the enclosed Annual Report to Shareholders and Proxy Statement for the 1997 Annual Meeting of Shareholders. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card as soon as possible so that your vote will be recorded. If you attend the meeting, you may withdraw your proxy and vote your shares personally.

                                         Sincerely,
                                         /s/ J. DONALD NICHOLS
                                         ---------------------------------------
                                         J. Donald Nichols
                                         Chairman and Chief Executive Officer

                                   IMPORTANT

                COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD
                            AND RETURN IT PROMPTLY.

                             JDN REALTY CORPORATION

                           3340 PEACHTREE ROAD, N.E.
                                   SUITE 1530
                             ATLANTA, GEORGIA 30326

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1997

                             ---------------------

TO THE SHAREHOLDERS OF
JDN REALTY CORPORATION:

     The Annual Meeting of Shareholders of JDN Realty Corporation (the "Company") will be held on Thursday, May 22, 1997, at 9:00 a.m. (Nashville Time) at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, 20th Floor, Nashville, Tennessee 37219, for the following purposes:

          (1) To elect two nominees as Class III directors;

          (2) To ratify the appointment of the accounting firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 1997 fiscal year; and

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 18, 1997 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                          By order of the Board of Directors,

                                          /s/ WILLIAM J. KERLEY
                                          --------------------------------------
                                          William J. Kerley
                                          Corporate Secretary

Atlanta, Georgia
March 31, 1997

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                             JDN REALTY CORPORATION

                           3340 PEACHTREE ROAD, N.E.
                                   SUITE 1530
                             ATLANTA, GEORGIA 30326

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of JDN Realty Corporation (the "Company"), to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, 20th Floor, Nashville, Tennessee 37219, on May 22, 1997, at 9:00 a.m. (Nashville Time), for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to shareholders of the Company on or about March 31, 1997.

     If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, will be voted (a) FOR the election as directors of the nominees listed thereon and described in this Proxy Statement, (b) FOR ratification of the appointment of the firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 1997 fiscal year, and (c) in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the Annual Meeting. The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors.

     Shareholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company. The giving of the proxy will not affect the right of any shareholder to attend the Annual Meeting and vote in person.

     The close of business on March 18, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 18, 1997, the Company had authorized 150,000,000 shares of common stock, $.01 par value (the "Common Stock"), of which 15,457,886 shares were outstanding and entitled to vote. The Common Stock is the Company's only outstanding voting stock.

                             ELECTION OF DIRECTORS

INTRODUCTION

     The Bylaws of the Company (the "Bylaws") provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Pursuant to the Bylaws, the Board of Directors has divided the current Board into three classes of two directors each. One class of directors is elected each year. The terms of the Company's current Class III directors, J. Donald Nichols and Craig Macnab, expire at the Annual Meeting.

     The Board of Directors has nominated Messrs. Nichols and Macnab for election at the Annual Meeting as Class III directors to serve until the annual meeting of shareholders in 2000 or until their successors have been elected and qualified. Messrs. Nichols and Macnab have consented to be candidates and to serve as directors if elected.

     In accordance with the Bylaws, directors are elected by a majority of the votes cast at a meeting of shareholders at which a quorum is present. The Company's Charter does not provide for cumulative voting and, accordingly, the holders of Common Stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast only one vote per share for each of the nominees.

     Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered thereby for the individuals nominated by the Board of Directors. Should either nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

     The Board of Directors recommends that shareholders vote FOR the election of the following nominees:

CLASS III NOMINEES

NAME                                   AGE             BUSINESS EXPERIENCE            DIRECTOR SINCE
----                                   ---             -------------------            --------------
J. Donald Nichols....................  56    Chairman of the Board and Chief          December 1993
                                             Executive Officer, JDN Realty
                                               Corporation (December 1993-Present);
                                               Chairman of the Board, JDN
                                               Enterprises, Inc. (1989-December
                                               1993)
Craig Macnab.........................  41    President, Tandem Capital                December 1993
                                             (1996-Present); General Partner,
                                               MacNiel Advisors (1993-1996);
                                               Partner, J.C. Bradford & Co.
                                               (1987-1993)

CONTINUING DIRECTORS

     The persons named below will continue to serve as directors until the annual meeting of shareholders in the years indicated and until their successors are elected and qualified. Shareholders are not voting on the election of the Class I and Class II directors. The following table shows the names, ages and principal occupations of each continuing director, and the month and year in which each was first elected to the Board of Directors. Mr. Nichols and Ms. Nichols are husband and wife.

NAME                                   AGE             BUSINESS EXPERIENCE            DIRECTOR SINCE
----                                   ---             -------------------            --------------
CLASS I -- 1998
William B. Greene....................  59    Chairman of the Board, Bank of           December 1993
                                             Tennessee, BancTenn Corporation and
                                               Carter County Bank (1989-Present)
Robert P. Corker, Jr.................  44    Chief Executive Officer, Owner and       September 1996
                                               Founder, The Corker Group (1982-
                                               Present); Commissioner of Finance and
                                               Administration, State of Tennessee
                                               (1994-1996)

NAME                                   AGE             BUSINESS EXPERIENCE            DIRECTOR SINCE
----                                   ---             -------------------            --------------
CLASS II -- 1999
Elizabeth L. Nichols.................  43    President, JDN Realty Corporation        December 1993
                                               (December 1993-Present); President,
                                               JDN Enterprises, Inc. (1989-December
                                               1993)
Haywood D. Cochrane, Jr..............  48    President and Chief Executive Officer,   December 1993
                                               Meridian Occupational Healthcare
                                               Associates, Inc. (February
                                               1997-Present); Chief Financial
                                               Officer, Laboratory Corp. of America
                                               Holdings, Inc. (April 1995-October
                                               1996); National Health Laboratories,
                                               Inc. (June 1994-April 1995);
                                               President, Chief Executive Officer
                                               and Director, Allied Clinical
                                               Laboratories, Inc. (1989-June 1994)

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During 1996, the Board of Directors held six regular and special meetings. All directors attended at least 75% of the meetings of the Board of Directors held while they were directors. The Board of Directors has established the standing committees described below.

     The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company except those matters that cannot by law be delegated by the Board of Directors. The Executive Committee is comprised of Messrs. Nichols, Cochrane and Macnab. The Executive Committee held no meetings during 1996, instead taking action throughout the year by unanimous written consent.

     The Audit Committee selects and engages on behalf of the Company, subject to the approval of the shareholders, and fixes the compensation of, a firm of certified public accountants whose responsibility it is to audit the financial statements of the Company and its subsidiaries for the fiscal year in which they are appointed, and who also report to the Audit Committee. The Audit Committee confers with the auditors and determines the scope of the auditing of the financial statements of the Company and its subsidiaries. The Audit Committee is also responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the Company's policies and procedures. None of the members of the Audit Committee may be officers or employees of the Company. The Audit Committee is comprised of Messrs. Cochrane and Greene. The Audit Committee held one meeting during 1996, and took additional actions by unanimous written consent.

     The Compensation Committee is responsible for establishing a general compensation policy for the Company and has the responsibility for the approval of increases in directors' fees and in salaries paid to officers and senior employees earning an annual base salary in excess of $75,000. The Compensation Committee also possesses all of the powers of administration under the Company's employee benefit plans, including any stock option plans, bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines, subject to the provisions of the Company's plans, the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee is comprised of Messrs. Greene and Macnab. The Compensation Committee held one meeting during 1996 and took additional action by unanimous written consent.

     The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors or any committee thereof. Directors who are not employees of the Company are paid annual compensation of $12,000 for serving on the Board of Directors, plus a meeting fee of $1,000 for each Board of Directors or committee meeting attended; only one fee is paid, however, in the event that more than one such meeting is held on a single day. All directors receive reimbursement for necessary travel expenses incurred in attending Board of Directors or committee meetings.

     The JDN Realty Corporation 1993 Non-Employee Director Stock Option Plan (the "Director Plan") provides that directors who are not employees of the Company will automatically receive options to purchase 3,000 shares of Common Stock on January 1 of each year at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options (one-third of which may be exercised two years from the date of grant, one-third three years from the date of grant and one-third four years from the date of grant) terminate ten years from the date of grant. In addition, the options terminate if not exercised within 90 days after the director ceases to be a member of the Board of Directors unless the director dies, becomes disabled, retires or is terminated other than for cause.

     As of March 31, 1997, options to purchase 3,000 shares at an exercise price of $22.00 per share, options to purchase 3,000 shares at an exercise price of $20.00 per share and options to purchase 3,000 shares at an exercise price of $22.375 per share had been granted to Messrs. Cochrane, Greene and Macnab under the Director Plan. In addition, as of March 31, 1997, options to purchase 3,000 shares at an exercise price of $27.625 per share had been granted to each of the four non-employee directors under the Director Plan. In the aggregate, as of March 31, 1997, options to purchase 39,000 shares were outstanding under the Director Plan.

                             SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for 1997, subject to ratification by the shareholders. This firm has served as the independent auditors of the Company since the Company's formation in December 1993. Representatives of this firm are expected to be present at the meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is needed to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 1997. If the appointment is not ratified, the matter will be referred to the Audit Committee for further review.

     The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information with respect to ownership of the Common Stock as of March 31, 1997 by (i) each of the Company's directors, (ii) each of the executive officers named in the Summary Compensation Table, and
(iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned. The Company is unaware of any person other than those listed below that beneficially owns more than 5% of the outstanding shares of the Company's Common Stock.

                                                           NUMBER OF SHARES    PERCENT OF COMMON STOCK
                NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED    BENEFICIALLY OWNED(1)
                ------------------------                  ------------------   -----------------------
J. Donald Nichols.......................................        979,748(2)               6.2%
Elizabeth L. Nichols....................................        288,954(3)               1.9
William J. Kerley.......................................         76,220(4)                *
David L. Henzlik........................................         10,083(5)                *
Jeb L. Hughes...........................................             --                   *
Haywood D. Cochrane, Jr.................................          6,000(6)                *
Robert P. Corker, Jr....................................             --                   *
William B. Greene.......................................          4,000(7)                *
Craig Macnab............................................          3,000(6)                *
All Executive Officers and Directors as a Group (12
  persons)..............................................      1,378,525                  8.6%

---------------

  * Represents less than 1% of the outstanding shares of Common Stock.
(1) Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), shares of Common Stock which beneficial owners set forth in this table have a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percent of Common Stock beneficially owned by that owner but are not deemed outstanding for the purpose of computing percentage ownership of any other beneficial owner shown in the table.
(2) Includes options currently exercisable to purchase 379,366 shares at an exercise price of $22.00 per share. Mr. Nichols has disclaimed beneficial ownership of shares beneficially owned by Ms. Nichols.
(3) Includes options currently exercisable to purchase 110,139 shares at an exercise price of $22.00 per share. Ms. Nichols has disclaimed beneficial ownership of shares beneficially owned by Mr. Nichols.
(4) Includes options currently exercisable to purchase 75,308 shares at an exercise price of $22.00 per share.
(5) Includes options currently exercisable to purchase 10,000 shares at an exercise price of $23.25 per share.
(6) Includes options currently exercisable to purchase 2,000 shares at an exercise price $22.00 per share and 1,000 shares at an exercise price of $20.00 per share.
(7) Includes 1,000 shares held by the William B. Greene Trust, of which Mr. Greene serves as a trustee. Also includes options currently exercisable to purchase 2,000 shares at an exercise price of $22.00 per share and 1,000 shares at an exercise price of $20.00 per share.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed and the Company is required to report in this Proxy Statement any failure to file reports as required during 1996.

     Based solely upon its review of the copies of reports furnished to the Company and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company believes that all Section 16(a) reporting and filing requirements relating to ownership of the Common Stock were complied with during 1996.

                             EXECUTIVE COMPENSATION

SUMMARY ANNUAL COMPENSATION

     The following table reflects the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                             ANNUAL COMPENSATION              AWARDS
                                      ----------------------------------   ------------
                                                               OTHER        SECURITIES
                                                  ANNUAL       ANNUAL       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION(1)
---------------------------    ----   --------   --------   ------------   ------------   ---------------
J. Donald Nichols,
  Chairman...................  1996   $300,000   $150,000     $    --              --         $4,750
                               1995    294,254    100,000          --         178,000          4,762
                               1994    209,423      5,729          --         379,366          2,750
Elizabeth L. Nichols,
  President..................  1996    172,500    100,000          --              --          6,777
                               1995    167,283     75,000          --          50,000          3,379
                               1994    138,526      3,125          --         110,139          1,500
William J. Kerley, Chief
  Financial Officer..........  1996    140,000     75,000          --              --          7,416
                               1995    125,217     60,000          --          22,000          2,504
                               1994    100,000      2,083          --          75,308          1,000
Jeb L. Hughes, Vice
  President, Development, JDN
  Development Company, Inc...  1996    108,600    150,000      25,834(2)           --            453
                               1995    100,000    100,000          --              --             --
                               1994(3)       --        --          --              --             --
David L. Henzlik, Vice
  President, Leasing.........  1996     92,500         --     123,915(2)           --          1,850
                               1995     55,000     10,000     126,586(2)       20,000          1,100
                               1994     45,000        938      85,499(2)       10,000            450

---------------

(1) Represents (a) contributions by the Company to its Savings and Profit Sharing Plan (a 401(k) plan) allocated to the accounts of the Named Executive Officer, and (b) the portion of automobile lease payments made by the Company that have been allocated to non-business uses by the Named Executive Officer.
(2) Commissions paid to the Named Executive Officer for leasing services.
(3) Total salary and annual bonus in 1994 did not exceed $100,000.

OPTION EXERCISES AND YEAR-END VALUES

     The following table provides certain information with respect to the Named Executive Officers concerning the exercise of options during 1996 and with respect to unexercised options at December 31, 1996. No stock appreciation rights were outstanding in 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                           OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                        SHARES ACQUIRED                    ---------------------------   ---------------------------
         NAME             ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ---------------   --------------   -----------   -------------   -----------   -------------
J. Donald Nichols.....           --               --         379,366        178,000      $2,133,934     $1,312,750
Elizabeth L.
  Nichols.............           --               --         110,139         50,000         619,532        368,750
William J. Kerley.....           --               --          75,308         22,000         423,608        162,250
David L. Henzlik......           --               --          10,000         20,000          43,750        147,500
Jeb L. Hughes.........           --               --              --             --              --             --

---------------

(1) Based upon the closing price of the Common Stock of $27.625 per share as reported on the New York Stock Exchange on December 31, 1996, less the exercise price of the options.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company's current employment agreements with Mr. Nichols, Ms. Nichols, Mr. Kerley and Mr. Henzlik became effective on December 1, 1996. Mr. Nichols' employment agreement, pursuant to which he serves as Chairman of the Board and Chief Executive Officer of the Company, has a three-year term which is automatically renewed each year. Under his agreement, Mr. Nichols receives an annual base salary of $300,000, subject to cost-of-living adjustments and annual increases at the discretion of the Compensation Committee of the Board of Directors, and is entitled to participate in the Company's stock option plans and all other benefit programs generally available to executive officers of the Company. Mr. Nichols is also entitled to receive an annual bonus in the discretion of the Compensation Committee of the Board of Directors.

     If the Company terminates Mr. Nichols' employment without cause, he is entitled to receive his accrued salary, earned bonus, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, Mr. Nichols will receive as severance compensation his base salary for the remaining term of his employment agreement and for a period of one year thereafter and an amount equal to his average annual bonus during the two years immediately preceding his termination. At Mr. Nichols' election, he may receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day Treasury bill interest rate in effect on the date of delivery of such election notice).

     If a "change-in-control" (as defined in the employment agreement) occurs, Mr. Nichols may terminate his agreement and receive his accrued base salary and other benefits described above through the remaining term of the agreement and a period of one year thereafter, and an amount equal to his average annual bonus during the two years immediately preceding the termination. Mr. Nichols may elect to receive from the Company a lump sum severance payment (calculated as provided above). Notwithstanding the foregoing, amounts payable under the employment agreement are subject to certain "parachute payment" (as defined in the employment agreement) reductions.

     The Company may terminate Mr. Nichols' agreement for "cause," which is defined to include willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or Mr. Nichols' willful material breach of the agreement which has resulted in material injury to the Company. In the event of Mr. Nichols' termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

Mr. Nichols' agreement may also be terminated if Mr. Nichols dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the agreement because of Mr. Nichols' death or disability, Mr. Nichols (or his estate) shall receive these same payments but no additional severance except that, if Mr. Nichols becomes disabled, the Company will maintain his insurance benefits for the remaining term of his agreement.

     The Company has agreed to indemnify Mr. Nichols for certain liabilities arising from actions taken within the scope of his employment. Mr. Nichols' employment agreement contains restrictive covenants pursuant to which Mr. Nichols has agreed not to compete with the Company during the period of Mr. Nichols' employment and any period following termination of his employment during which he is receiving severance payments if terminated other than for cause, and for a period of one year if terminated upon a "change in control" (as defined in the employment agreement).

     The employment agreement with Ms. Nichols, pursuant to which she serves as President of the Company, is identical to Mr. Nichols' agreement, except that Ms. Nichols' agreement provides for an annual base salary of $172,000.

     The employment agreement with Mr. Kerley, pursuant to which he serves as the Company's Chief Financial Officer, Secretary and Treasurer, is identical to Mr. Nichols' employment agreement, except that the term of Mr. Kerley's agreement is two years which is automatically renewed each year, and provides for annual base salary of $140,000. The employment agreement with Mr. Henzlik, pursuant to which he serves as Vice President, Leasing, is similar in scope to Mr. Nichols' employment agreement, except that the term of Mr. Henzlik's agreement is one year and provides for annual base salary of $117,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Messrs. Greene and Macnab. There are no interlocks among the members of the Compensation Committee.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

COMPENSATION COMMITTEE

     The Compensation Committee has the responsibility for establishing and administering a general compensation policy and program for the Company. The Compensation Committee also is responsible for administering all of the Company's employee benefit plans, including all stock option plans, stock purchase plans, bonus plans, retirement plans, and medical, dental and insurance plans. Subject to the provisions of these employee benefit plans, the Compensation Committee must determine the individuals eligible to participate in each one of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

EXECUTIVE COMPENSATION

     Executive compensation for the Company in 1996 was comprised of two elements, base salaries and annual bonuses.

     Base Salary. The Compensation Committee must approve all increases in salaries paid to officers and senior employees of the Company who earn an annual base salary in excess of $75,000. Salaries paid to Mr. Nichols, Ms. Nichols and Mr. Kerley were initially established in March 1994 pursuant to employment agreements approved by the Board of Directors based on the contributions of these individuals to the Company and their efforts in positioning the Company to go public without any specific relationship to corporate performance. Salaries paid to these executive officers and certain other officers and senior employees of the Company were adjusted by the Compensation Committee in 1995 based on the Company's progress since its initial public offering and the Compensation Committee's review of executive compensation for real estate investment trusts prepared by FPL Associates. New employment agreements were entered into with Mr. Nichols, Ms. Nichols, and Mr. Kerley in December 1996 which provided for annual base salaries in the amounts established by the Compensation Committee in 1995. Under their respective employment agreements, Mr. Nichols' annual base salary is $300,000, Ms. Nichols' annual base salary is $172,500, and Mr. Kerley's annual base salary is $140,000. Each such employment agreement provides automatic annual cost-of-living increases to base salary. Additional base salary adjustments must be determined by the Compensation Committee on an annual basis. In addition, in December 1996 the Company entered into an employment agreement with David L. Henzlik, Vice President, Leasing, for an annual base salary of $117,000, subject to adjustment by the Compensation Committee on an annual basis. The salaries of Mr. Henzlik and other officers and senior employees of the Company who earn an annual base salary in excess of $75,000 have been established or adjusted based on management's subjective assessment of the nature of their positions, the experience of the individuals filling the positions and the tenure of such individuals with and their general contributions to the Company. Management's evaluation of the compensation of each employee focuses on three levels of performance: (i) corporate; (ii) departmental; and (iii) individual. An evaluation of each employee's contributions to the Company under this three-tiered assessment system allows each employee to be compensated for successful individual, departmental or Company-wide performance.

     Annual Bonus. The Company awarded and paid bonuses in 1997 to each of the following executive officers of the Company: J. Donald Nichols, $150,000; Elizabeth L. Nichols, $100,000; William J. Kerley, $75,000; C. Sheldon Whittelsey IV, $100,000; John D. Harris, Jr., $25,000; Leilani L. Jones, $25,000; and Jeb L. Hughes, $150,000. Such bonuses were not based on any particular quantitative performance-related factors, but instead were generally based on management's assessment that, particularly as a result of the efforts of these executive officers, the Company met its financial objectives and experienced superior financial performance in 1996, which included two successful follow-on public offerings, sound investments in retail shopping center property acquisitions and developments, and payment of distributions to shareholders as projected. An additional $201,625 in bonuses were paid in the aggregate to all other employees of the Company and JDN Development Company, Inc. ("JDN Development") based on management's subjective evaluation of each employee's contributions to the overall success of the Company and/or JDN Development in 1996. The Compensation Committee has ratified management's award and payment of the above-described bonuses.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL YEAR 1995

     As Chairman of the Board and Chief Executive Officer of the Company, Mr. Nichols' employment agreement provides for an initial annual base salary of $300,000, subject to automatic cost-of-living adjustments. Under the terms of his employment agreement, Mr. Nichols is entitled to an annual bonus at the discretion of the Compensation Committee, and is entitled to participate in the Company's stock option plans and other benefit programs generally available to executive officers of the Company. Mr. Nichols' annual base salary was set in 1995 based on the Compensation Committee's review of executive compensation for executive officers of real estate investment trusts prepared by FPL Associates. The Compensation Committee has ratified the award and payment of a 1996 bonus to Mr. Nichols in the amount of $150,000. Such bonus was not based on any particular quantitative performance-related factors, but instead was based on management's assessment that the Company met its financial obligations and experienced superior financial performance in 1996, which included two successful follow-on public offerings, sound investment in retail shopping center property acquisitions and developments, and payment of distributions to shareholders as projected.

COMPENSATION PLANNING FOR FISCAL YEAR 1997

     The Compensation Committee intends for the Company's executive compensation program to attract, motivate and retain key executive officers of the Company, its subsidiaries and affiliated entities, and to provide for (i) base salaries competitive with those paid by comparable real estate investment trusts,

(ii) variable annual incentives which would reflect executive officers' contributions to the Company's annual performance objectives, and (iii) a variable long-term incentive program utilizing equity ownership in the Company which would reflect executive officers' contributions to the Company's achievement of longer term goals.

     In March 1996 management of the Company engaged FPL Associates to provide the Company with recommendations for a comprehensive compensation policy in light of the Company's strategic plan, as that plan is to be implemented in 1997 and beyond, with the goal of adopting a performance-based executive compensation program specifically related to criteria that reflects the Company's performance using quantifiable measures. The Compensation Committee intends to review with management the recommendations of FPL Associates once they are made with the goal of implementing a compensation policy providing for salary increases, bonuses and non-cash incentive awards based on both qualitative and quantitative measures of executives' performance within the framework of the Company's strategic plan.

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction by a public company for compensation in excess of one million dollars paid to the company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In 1996, no executive named in the Summary Compensation Table above received compensation exceeding the threshold for deductibility under Section 162(m). The Compensation Committee intends to structure the performance-based portion of the compensation of the Company's executive officers in a manner that complies with Section 162(m) to the extent necessary to maximize the corporate tax deduction while enabling the Company to attract and retain qualified executives.

                                          COMPENSATION COMMITTEE

                                          Craig Macnab, Chairman
                                          William B. Greene

                         COMPARATIVE PERFORMANCE GRAPH

     Rules promulgated by the SEC require that the Company include in this Proxy Statement a line graph that compares the yearly percentage change in cumulative total shareholder return on the Common Stock with (a) the performance of a broad equity market indicator, and (b) the performance of a published industry index or peer group index. The following graph compares the yearly percentage change in the return on the Common Stock since March 22, 1994 with the cumulative total return on the Standard and Poor's 500 Index and the Total Return Index for Equity REITs, published by The National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). The graph assumes the investment of $100 on March 22, 1994 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    FOR THE PERIOD ENDING DECEMBER 31, 1996

         MEASUREMENT PERIOD               JDN REALTY                          NAREIT EQUITY
        (FISCAL YEAR COVERED)            CORPORATION              S&P 500             INDEX
3/22/94                                          100.00            100.00            100.00
6/30/94                                          101.43             95.61            100.68
12/31/94                                          96.58            100.27             98.64
6/30/95                                          102.98            120.54            104.26
12/31/95                                         117.90            137.95            113.70
6/30/96                                          123.03            151.86            121.45
12/31/96                                         157.80            169.49            153.79

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1995, JDN Development purchased from JDN Associates, Ltd., Turner Hill Road ("Associates") 20.84 acres of a 35.56 acre tract of unimproved land for approximately $3,619,280. Mr. Nichols is the sole limited partner and JDN Equities, Inc., which is wholly owned by Mr. Nichols, is the sole general partner of Associates. Associates purchased this unimproved property in 1986, financing the purchase through a bank loan which was evidenced by a promissory note (the "Note") guaranteed by JDN Enterprises, Inc. ("Enterprises"), the Company's predecessor. In April 1996, Associates repaid the entire indebtedness due under the Note and the Company was released from Enterprises' guarantee.

     In December 1994, JDN Development was formed for the purpose of the development of retail shopping center properties. The Company owns 100% of the non-voting common stock and 1% of the voting common stock of JDN Development, and receives 99% of any dividends or other distributions paid by JDN Development. J. Donald Nichols, the Chairman and Chief Executive Officer of the Company, constitutes the sole member of JDN Development's board of directors. J. Donald Nichols has the ability to elect future boards of directors and to effectively control JDN Development. Mr. Nichols owns 99% of the voting common stock of JDN Development and receives 1% of any dividends or other distributions paid by JDN Development. As of December 31, 1996, the Company had contributed, loaned or advanced approximately $36.5 million to JDN Development. The shareholders of JDN Development also make capital contributions to JDN Development as needed for development projects. The Company has guaranteed four loans of JDN Development with principal balances totaling $29.0 million as of December 31, 1996. These loans are secured by shopping center projects located in Steubenville, Ohio, Canton, Georgia, Warner Robins, Georgia, and Winston-Salem, North Carolina. These loans bear interest at rates ranging from LIBOR plus 1.40% to LIBOR plus 1.75% (weighted average rate of 7.1255% at December 31, 1996) and mature in 1998 and 1999. The Company has guaranteed 50% of a loan of Dogwood Drive, L.L.C., a limited liability company which is 60% owned by JDN Development. The loan is secured by a shopping center project in Conyers, Georgia, had an outstanding balance at December 31, 1996, of $6.8 million, bears interest at LIBOR plus 1.50% (6.8875% at December 31, 1996) and matures in 1999.

     As of December 31, 1996, Jeb L. Hughes, Vice President, Development of JDN Development, was the President and a 25% shareholder of Fast Rental, Inc. ("Fast Rental"). Fast Rental is a tenant in three of the Company's shopping center properties. During 1996, the Company recorded approximately $68,000 in base rental revenue from Fast Rental.

                              GENERAL INFORMATION

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1998 annual meeting of shareholders must be received by the Company at its executive offices at 3340 Peachtree Road, N.E., Suite 1530, Atlanta, Georgia 30326 no later than December 1, 1997, in order to be included in the proxy statement and form of proxy for that meeting.

COUNTING OF VOTES

     All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each item presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of the holders of the number of shares described under each such item. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast".

     Inspectors of election will treat shares referred to as "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

MISCELLANEOUS

     The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

     Management of the Company is not aware of any matters other than those described above which may be presented for action at the meeting. If any other matters properly come before the Annual Meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgement of the person or persons voting such proxies subject to the direction of the Board of Directors.

     A copy of the Company's 1996 Annual Report to Shareholders is being mailed along with this Proxy Statement.

     FOR INFORMATION CONCERNING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SEC, AVAILABLE TO SHAREHOLDERS FREE OF CHARGE, PLEASE WRITE WILLIAM J. KERLEY, INVESTOR RELATIONS, JDN REALTY CORPORATION, 3340 PEACHTREE ROAD, N.E., SUITE 1530, ATLANTA, GEORGIA 30326.

                                          By order of the Board of Directors,

                                          /s/William J. Kerley
                                          --------------------
                                          William J. Kerley
                                          Corporate Secretary

March 31, 1997

                                                                      APPENDIX A

                                   PROXY CARD

                             JDN REALTY CORPORATION

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints J. Donald Nichols and William J. Kerley, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of JDN Realty Corporation, to be held at the Nashville City Club, SunTrust Bank Building, 201 Fourth Avenue North, 20th Floor, Nashville, Tennessee, on Thursday, May 22, 1997, at 9:00 a.m. (Nashville Time), and at any adjournment thereof.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (A) FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE BACK OF THIS CARD, (B) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS, AND (C) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                          (Continued on reverse side)

1.  Election of Class III Directors.    Nominees: J. Donald Nichols, Craig
Macnab

            [ ]FOR nominees             [ ] AGAINST                [ ] WITHHOLD AUTHORITY
              listed (except withheld      nominees listed            to vote for any individual nominee. Write
              to the contrary)                                        name of nominee here:

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

[ ] FOR                      [ ] AGAINST                 [ ] ABSTAIN

                                                Dated:                    , 1997
                                                      --------------------

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature if held jointly

                                                IMPORTANT: Please sign exactly
                                                as your name or names appear on
                                                this proxy and mail promptly in
                                                the enclosed envelope. If you
                                                sign as agent or in any other
                                                capacity, please state the
                                                capacity in which you sign.